UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 26, 2016

FRANCHISE HOLDINGS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27631	65-0782227
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Rutherford Road

Suite 414

Vaughan, Ontario, Canada L4K 0B2

(Address of principal executive offices)

888-554-8789

 (Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2016, Steven Raivio presented the Board of Directors of Franchise Holdings International, Inc. (the “Company”) with his resignation as Chief Operating Officer and a member of the Board of Directors of the Company. Mr. Raivio’s decision to resign was not due to any disagreement with the Company. On October 27, 2016, the Board of Directors of the Company accepted Mr. Raivio’s resignation. Accordingly, Steven Raivio ceased to be the Company’s Chief Operating Officer and a director. As of October 27, 2016, Paul Haber agreed to join the Board of Directors of the Company.

Mr. Haber, age 47, has been involved in corporate finance and capital markets for over 18 years. He has helped many companies navigate the IPO/RTO process and has participated in numerous M&A and financing transactions.

Mr. Haber currently sits on the board of directors of South American Silver Corp. (TSX:SAC) and Chinapintza Mining Corp. (TSXV:CPA). Mr. Haber is a past director of High Desert Gold Corp., China Health and Diagnostics Ltd., IND Dairytech Inc., Migao Corporation. Mr. Haber is also active in the TSX Venture Capital Pool Company program having helped found the Black Birch Capital Acquisition series of CPCs as well as many others.

Mr. Haber started his career with Coopers & Lybrand (now PricewaterhouseCoppers LLP). He is both a Chartered Accountant and a Certified Public Accountant, with an Honours Bachelors of Arts Degree in Management from the University of Toronto. Mr. Haber was awarded his Chartered Director designation from the DeGroote School of Business in partnership with the Conference Board of Canada.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Resolutions accepting resignation and appointment of officer and director

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franchise Holdings International, Inc.

Dated: October 28, 2016	By:	/s/ Steven Rossi
Steven Rossi, Chief Executive Officer

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